Exhibit 99.1

News Release

2009-39

Contact

Dianne VanBeber

Vice President, Investor Relations and Communications

dianne.vanbeber@intelsat.com

+1 202 944 7406

Intelsat Reports Third Quarter 2009 Results

Third Quarter 2009 Revenue of $618 Million Advances 3 Percent as Compared to Prior Year Period

Pembroke, Bermuda, November 9, 2009

Intelsat, Ltd., the world’s leading provider of fixed satellite services, today reported results for the three months and nine monthsi ended September 30, 2009.

Intelsat, Ltd. reported revenue of $617.9 million and a net loss of $94.3 million for the three months ended September 30, 2009. The company also reported Intelsat, Ltd. EBITDAii, or earnings before net interest, loss on early extinguishment of debt, taxes and depreciation and amortization, of $439.8 million, and New Bermuda Adjusted EBITDAii of $490.9 million, or 79 percent of revenue, for the three months ended September 30, 2009.

Intelsat, Ltd. reported revenue of $1.9 billion and a net loss of $684.7 million for the nine months ended September 30, 2009. The net loss reflects non-cash charges of $499.1 million incurred in the first quarter of 2009 for orbital location impairments. The company also reported Intelsat, Ltd. EBITDAii of $937.9 million and New Bermuda Adjusted EBITDAii of $1.5 billion, or 79 percent of revenue, for the nine months ended September 30, 2009.

“Our third quarter financial performance reflects continuing solid demand for services across our global satellite fleet and ground network, as well as the success of our capacity management program,” said Intelsat CEO Dave McGlade. “By executing on this strategic objective, we have boosted our capacity utilization to eighty-five percent and improved our returns on our network investments. We will opportunistically supplement our capacity with modest investments in order to support customer growth and to increase the resilience of our fleet.”

McGlade continued, “Demand for fixed and mobile connectivity, especially in Africa, Latin America and the Middle East, drove growth in our Network Services and Intelsat General businesses in the third quarter. We also continue to build successful video neighborhoods, such as the 1° West Longitude location serving Eastern and Central Europe. Overall, our business is performing well, and with a $9.5 billion revenue backlog, we enjoy attractive visibility on future revenues and cash flows.”

Business Highlights

•

Intelsat’s 1° West Longitude video neighborhood gained another direct-to-home (“DTH”) platform. Kesongs Enterprises Ltd., operator of the Ukraine MYtv® DTH platform, signed a long-term agreement for capacity on the recently launched Telenor Thor 6 satellite, on which Intelsat owns 10 transponders. Intelsat’s Thor 6 capacity supplements the Intelsat 10-02 satellite that also resides at that orbital location.

•

Intelsat is successfully packaging its ground network infrastructure with capacity to provide solutions to global programmers. Global programmer and media company Discovery Networks expanded its relationship with Intelsat, adding capacity for its new and rapidly growing ID Network on Intelsat’s Galaxy 13 HD neighborhood, and also contracting for fiber and teleport services related to its distribution capabilities. Separately, Botswana Radio and Television agreed to a long-term renewal of its capacity on Intelsat 7 for use in video contribution and broadcast distribution.

•

Intelsat’s Network Services business grew its backlog with a number of expansions, renewals and pre-commitment agreements demonstrating global demand for satellite capacity and network infrastructure. African broadband services provider IP Planet, which is owned by Gilat Satcom, has contracted for new and expanded capacity on five of Intelsat’s satellites, including pre-commitments on Intelsat 14 and Intelsat 17. Other contracts of note included agreements with Asian communications provider KT Corporation, Central Bank of Russia, African wireless and enterprise services provider MTN International, and Venezuelan communications providers BT Latin America and CANTV.

•

Intelsat’s 11 satellite programs continue to progress. With respect to the two satellites expected to launch in 2009, the company indicated that the launch of Intelsat 14 is expected to occur this week following several months of delays caused by scheduling issues at the launch provider. The second 2009 launch, Intelsat 15, is scheduled for a Land Launch mission later this month. The company reported that it had received approval under the Sea Launch bankruptcy proceedings to work directly with Land Launch on the two launch missions, including Intelsat 15, that are expected to be performed by that provider. This approval reduces to approximately $43 million the amount of deposits for launches that Sea Launch is still required to provide Intelsat.

•	Intelsat’s system average fill rate on its approximately 2,000 station-kept transponders was 85 percent at September 30, 2009.

•

On October 29, 2009, Intelsat was selected as the successful bidder at a bankruptcy auction for the ProtoStar I satellite with an all cash offer of $210 million. The acquisition, which is subject to receipt of certain other regulatory approvals, is expected to close in the fourth quarter of 2009. Upon closing, ProtoStar I, built by Space Systems/Loral, will be re-named Intelsat 25 and transitioned to an Intelsat orbital location in the Atlantic Ocean region, providing incremental satellite capacity to central Africa and other regions. Launched in July 2008, the satellite is expected to have a 16-year life span.

Financial Results for the Three Months Ended September 30, 2009

Revenue for the three months ended September 30, 2009 increased by $19.4 million, or 3 percent, to $617.9 million as compared to $598.5 million for the three months ended September 30, 2008. New business, strong renewals, expansion of existing contracts and improved contract terms contributed to the overall increase in revenue. Growth in transponder services and managed services was lower than recent periods due to decreased availability of high demand capacity in inventory as reflected in an increased fill factor on our fleet and also to delays in the launch of the Intelsat 14 satellite. By service type, revenue increased or decreased due to the following:

•

Transponder services— an aggregate increase of $25.7 million, due primarily to a $19.4 million increase in revenue from network services customers, resulting from new business and strong renewals, primarily in the Latin American and Caribbean, the Europe and the Africa and Middle East regions, and a $13.1 million increase in revenues resulting from new services and strong renewals sold primarily to North American customers of our Intelsat General business, a portion of which was related to capacity resold from third parties, partially offset by a $6.8 million decline in revenues from media customers, primarily in the Africa and Middle East region, due to the conclusion of a contract in 2008, and Latin America region.

•

Managed services— an aggregate increase of $3.9 million, due primarily to a $4.5 million increase in revenue from network services customers, resulting from new business and service expansion in trunking and private line solutions and GXS broadband solutions primarily in the Africa and Middle East region, partially offset by a decline in revenue from media customers resulting from reduced occasional use video services due to fewer events in the third quarter of 2009 as compared to the same period in 2008.

•

Channel— a decrease of $3.1 million related to continued declines from the migration of point-to-point satellite traffic to fiber optic cables across transoceanic routes and the optimization of customer networks, a trend which we expect will continue.

•

Mobile satellite services and other— an aggregate decrease of $7.1 million, primarily due to a $4.7 million decrease in revenue resulting from decreased sales of professional and technical services performed for satellite operators and other customers of our satellite-related services business, as well as $2.3 million in decreased revenue from third-party usage-based mobile services for customers of our Intelsat General business.

Total operating expenses for the three months ended September 30, 2009 decreased by $16.2 million, or 4 percent, to $381.9 million as compared to $398.1 million for the same period in 2008. In addition to the changes related to the line items discussed below, loss on derivative financial instruments increased by $2.2 million to $38.8 million as compared to $36.6 million in the third quarter of 2008.

Changes in direct costs of revenue, selling, general and administrative expenses, depreciation and amortization and interest expense, net are described below.

•

Direct costs of revenue decreased by $6.2 million, or 7 percent, to $86.8 million for the three months ended September 30, 2009 as compared to the three months ended September 30, 2008. The decrease was primarily due to the following:

•	a decrease of $5.1 million related to launch vehicle re-sale costs in the third quarter of 2008; and

•	a decrease of $2.2 million in staff expenses.

•

Selling, general and administrative expenses increased by $5.1 million, or 10 percent, to $56.3 million for the three months ended September 30, 2009 as compared to the three months ended September 30, 2008. The increase was primarily due to an increase of $8.1 million in bad debt expense as compared to a credit in the third quarter of 2008, offset by a decrease of $2.6 million in professional fees.

•

Depreciation and amortization expense decreased by $17.3 million, or 8 percent, to $200.0 million for the three months ended September 30, 2009 as compared to the three months ended September 30, 2008. The decrease was primarily due to the following:

•	a net decrease of $16.9 million in depreciation expense due to certain satellites, ground and other assets becoming fully depreciated and changes in certain satellites’ estimated useful lives; and

•	a decrease of $6.3 million in amortization expense due to changes in the expected pattern of consumption of amortizable intangible assets; partially offset by

•	an increase of $5.8 million in depreciation expense resulting from the impact of satellites placed into service during the last quarter of 2008 and the third quarter of 2009.

•

Interest expense, net consists of the gross interest expense we incur less the amount of interest we capitalize related to capital assets under construction and less interest income earned. We also held interest rate swaps with an aggregate notional amount of $3.3 billion to economically hedge the variability in cash flow on a portion of the floating-rate term loans under our senior secured and unsecured credit facilities. The swaps have not been designated as hedges for accounting purposes. Interest expense, net decreased by $30.8 million, or 8 percent, to $337.5 million for the three months ended September 30, 2009, as compared to $368.3 million for the three months ended September 30, 2008. The decrease in interest expense was principally due to the following:

•	a decrease of $23.9 million due to lower interest rates on our variable rate debt in 2009 as compared to the third quarter of 2008; and

•

a decrease of $2.2 million due to higher interest expenses in the third quarter of 2008 related to the amortization of discounts resulting from the adjustments to fair value of our debt in purchase accounting in connection with the New Sponsors Acquisition and the impact of our change of control offers and refinancings in connection with the New Sponsors Acquisition.

The non-cash portion of total interest expense, net was $109.6 million for the three months ended September 30, 2009 and included $78.3 million of payment-in-kind interest expense. The remaining non-cash interest expense was primarily associated with the amortization of the deferred financing fees incurred as a result of new or refinanced debt and the amortization and accretion of discounts and premiums recorded to adjust our debt to fair value in connection with the New Sponsors Acquisition.

EBITDA, New Bermuda Adjusted EBITDA and Other Financial Metrics

Intelsat, Ltd. EBITDA of $439.8 million for the three months ended September 30, 2009 reflected an increase of $33.5 million, or 8 percent, from $406.3 million for the same period in 2008. New Bermuda Adjusted EBITDA increased by $16.9 million, or 4 percent, to $490.9 million, or 79 percent of revenue, for the three months ended September 30, 2009 from $474.0 million, or 79 percent of revenue, for the same period in 2008.

At September 30 and June 30, 2009, Intelsat’s backlog, representing expected future revenue under contracts with customers and Intelsat’s pro rata share of backlog in its joint venture investments, was $9.5 billion.

Intelsat management has reviewed the data pertaining to the use of the Intelsat system and is providing revenue information with respect to that use by customer set and service type in the following tables. Intelsat management believes this provides a useful perspective on the changes in revenue and customer trends over time.

Revenue Percentage Contribution Comparison by Customer Set

and Service Type

By Customer Set

	Three Months Ended September 30, 2008	Three Months Ended September 30, 2009
Network Services	49%	50%
Media	34%	31%
Government	15%	17%
Other	2%	2%

By Service Type

	Three Months Ended September 30, 2008	Three Months Ended September 30, 2009
Transponder Services	76%	78%
Managed Services	12%	13%
Channel	6%	5%
Mobile Satellite Services/Other	6%	4%

Free Cash Flow from Operations and Capital Expenditures

Intelsat generated negative free cash flow from operationsi of $19.5 million during the three months ended September 30, 2009, as the result of interest and satellite construction payments as well as changes in working capital during the period. Free cash flow from operations is defined as net cash provided by operating activities, less payments for satellites and other property and equipment (including capitalized interest). Payments for satellites and other property and equipment during the three months ended September 30, 2009 totaled $172.6 million.

Intelsat generated free cash flow from operationsi of $93.3 million during the nine months ended September 30, 2009. Payments for satellites and other property and equipment during the nine months ended September 30, 2009 totaled $456.0 million.

Intelsat is in the process of procuring and building 11 satellites that are expected to be launched throughout the next three years, including the New Dawn joint venture satellite. The company expects that 2009 total capital expenditures will range from approximately $625 million to $675 million, however, several late 2009 contract milestones could result in some expenditures being delayed into 2010. The 2009 capital expenditure estimate excludes capital expenditures related to the New Dawn satellite, for which Intelsat’s cash contributions in 2009 are expected to be minimal, and the purchase of the ProtoStar I satellite, for which all of the $210 million consideration is expected to be paid in 2009. The company indicated that changes in the overall satellite launch market could result in increases to expected launch costs in the future.

End Notes

[i]

For comparative purposes, we have combined the predecessor and successor entity periods (pre- and post-New Sponsors Acquisition on February 4, 2008) from January 1, 2008 to January 31, 2008 and from February 1, 2008 to September 30, 2008 in our discussion above, as we believe this combination is useful to provide the reader a period-over-period comparison for purposes of understanding our operating results. We believe this combination of results facilitates an investor’s understanding of our results of operations for the nine months ended September 30, 2009 compared to the combined nine months ended September 30, 2008. This combination is not a measure in accordance with GAAP and should not be used in isolation or substituted for the separate predecessor entity and successor entity results.

ii

In this release, financial measures are presented both in accordance with U.S. generally accepted accounting principles (“GAAP”) and also on a non-GAAP basis. All combined period results, EBITDA, Adjusted EBITDA, free cash flow from operations figures and related margins included in this release are non-GAAP financial measures. Please see the consolidated financial information below for information reconciling non-GAAP financial measures to comparable GAAP financial measures. New Bermuda Adjusted EBITDA is a term based on Adjusted EBITDA, as defined in the indenture governing the 11 1/4% Senior Notes due 2017 and the 11  1/ 2%/12  1/2% Senior PIK Election Notes due 2017 issued by Intelsat Bermuda (“2017 Bermuda PIK Notes”) on June 27, 2008. Please see the reconciliations of New Bermuda Adjusted EBITDA to Intelsat, Ltd. EBITDA provided with the consolidated financial information below.

Conference Call Information

Intelsat management will host a conference call with investors and analysts at 11:00 a.m. ET on Monday, November 9, 2009 to discuss the company’s financial results for the three and nine months ended September 30, 2009. Access to the live conference call will also be available via the Internet at the Intelsat Web site: www.intelsat.com/investors/events. To participate on the live call, U.S.-based participants should call (866) 713-8566. Non-U.S. participants should call +1 (617) 597-5325. The participant pass code is 68039198. Participants will have access to a replay of the conference call through November 16, 2009. The replay number for U.S.-based participants is (888) 286-8010 and for non-U.S. participants is +1 (617) 801-6888. The participant pass code is 19637503.

About Intelsat

Intelsat is the leading provider of fixed satellite services worldwide. For more than 40 years, Intelsat has been delivering information and entertainment for many of the world’s leading media and network companies, multinational corporations, Internet service providers and governmental agencies. Intelsat’s satellite, teleport and fiber infrastructure is unmatched in the industry, setting the standard for transmissions of video, data and voice services. From the globalization of content and the proliferation of HD, to the expansion of cellular networks and broadband access, with Intelsat, advanced communications anywhere in the world are closer, by far.

Intelsat Safe Harbor Statement: Some of the statements in this news release constitute “forward-looking statements” that do not directly or exclusively relate to historical facts. The forward-looking statements made in this release reflect Intelsat’s intentions, plans, expectations, assumptions and beliefs about future events and are subject to risks, including known and unknown risks, uncertainties and other factors, many of which are outside of Intelsat’s control. Important factors that could cause actual results to differ materially from the expectations expressed or implied in the forward-looking statements include known and unknown risks. Some of the factors that could cause actual results to differ from historical results or those anticipated or predicted by these forward-looking statements include: risks associated with operating our in-orbit satellites; satellite launch failures, satellite launch and construction delays and in-orbit failures or reduced performance; potential changes in the number of companies offering commercial satellite launch services and the number of commercial satellite launch opportunities available in any given time period that could impact our ability to timely schedule future launches and the prices we have to pay for such launches; our ability to obtain new satellite insurance policies with financially viable insurance carriers on commercially reasonable terms or at all, as well as the ability of our insurance carriers to fulfill their obligations; possible future losses on satellites that are not adequately covered by insurance; domestic and international government regulation; changes in our revenue backlog or expected revenue backlog for future services; pricing pressure and overcapacity in the markets in which we compete; inadequate access to capital markets; the competitive environment in which we operate; customer defaults on their obligations owed to us; our international operations and other uncertainties associated with doing business internationally; and litigation. Known risks include, among others, the risks included in Intelsat’s annual report on Form 10-K for the year ended December 31, 2008 and its other filings with the U.S. Securities and Exchange Commission, the political, economic and legal conditions in the markets we are targeting for communications services or in which we operate and other risks and uncertainties inherent in the telecommunications business in general and the satellite communications business in particular. Because actual results could differ materially from Intelsat’s intentions, plans, expectations, assumptions and beliefs about the future, you are urged to view all forward-looking statements contained in this news release with caution. Intelsat does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

INTELSAT, LTD.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

($ in thousands)

	Three Months Ended September 30, 2008	Three Months Ended September 30, 2009
Revenue	$598,512	$617,888
Operating expenses:
Direct costs of revenue (exclusive of depreciation and amortization)	92,954	86,772
Selling, general and administrative	51,271	56,339
Depreciation and amortization	217,285	199,991
Losses on derivative financial instruments	36,608	38,820

Total operating expenses	398,118	381,922

Income from operations	200,394	235,966
Interest expense, net	368,339	337,504
Loss on early extinguishment of debt	—	(103)
Other income (expense), net	(11,330)	3,381

Loss before income taxes	(179,275)	(98,260)
Provision for (benefit from) income taxes	16	(3,476)

Net loss	(179,291)	(94,784)
Net loss attributable to noncontrolling interest	—	508

Net loss attributable to Intelsat, Ltd.	$(179,291)	$(94,276)

INTELSAT, LTD.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

($ in thousands)

	Predecessor Entity	Successor Entity	Combined	Successor Entity
	Period January 1, 2008 to January 31, 2008	Period February 1, 2008 to September 30, 2008	Nine Months Ended September 30, 2008	Nine Months Ended September 30, 2009
Revenue	$190,261	$1,565,851	$1,756,112	$1,892,219
Operating expenses:
Direct costs of revenue (exclusive of depreciation and amortization)	25,683	229,685	255,368	297,576
Selling, general and administrative	18,485	132,010	150,495	172,975
Depreciation and amortization	64,157	578,523	642,680	611,079
Transaction costs	313,102	—	313,102	—
Impairment of asset value	—	63,644	63,644	499,100
(Gains) losses on derivative financial instruments	11,431	(31,251)	(19,820)	(5,303)

Total operating expenses	432,858	972,611	1,405,469	1,575,427

Income (loss) from operations	(242,597)	593,240	350,643	316,792
Interest expense, net	80,275	929,687	1,009,962	1,027,837
Loss on early extinguishment of debt	—	—	—	(14,979)
Other income (expense), net	535	(5,947)	(5,412)	9,579

Loss before income taxes	(322,337)	(342,394)	(664,731)	(716,445)
Provision for (benefit from) income taxes	(10,476)	19,684	9,208	(31,327)

Net loss	(311,861)	(362,078)	(673,939)	(685,118)
Net loss attributable to noncontrolling interest	—	—	—	456

Net loss attributable to Intelsat, Ltd.	$(311,861)	$(362,078)	$(673,939)	$(684,662)

INTELSAT, LTD.

UNAUDITED RECONCILIATION OF NET LOSS TO EBITDA

($ in thousands)

			Combined
	Three Months Ended September 30, 2008	Three Months Ended September 30, 2009	Nine Months Ended September 30, 2008	Nine Months Ended September 30, 2009
Net loss attributable to Intelsat, Ltd.	$(179,291)	$(94,276)	$(673,939)	$(684,662)
Add:
Interest expense, net	368,339	337,504	1,009,962	1,027,837
Loss on early extinguishment of debt	—	103	—	14,979
Provision for (benefit from) income taxes	16	(3,476)	9,208	(31,327)
Depreciation and amortization	217,285	199,991	642,680	611,079

EBITDA	$406,349	$439,846	$987,911	$937,906

EBITDA margin	68%	71%	56%	50%

Note:

Intelsat, Ltd. EBITDA consists of earnings before net interest, gain (loss) on early extinguishment of debt, taxes and depreciation and amortization. EBITDA is a measure commonly used in the fixed satellite services sector, and Intelsat presents Intelsat, Ltd. EBITDA to provide further information with respect to its operating performance. Intelsat, Ltd. EBITDA margin is defined as Intelsat, Ltd. EBITDA divided by total revenue. Intelsat uses Intelsat, Ltd. EBITDA as one criterion for evaluating its performance relative to that of its peers. Intelsat believes that Intelsat, Ltd. EBITDA is an operating performance measure, and not a liquidity measure, that provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies. However, Intelsat, Ltd. EBITDA and Intelsat, Ltd. EBITDA margin are not measures of financial performance under GAAP, and may not be comparable to similarly titled measures of other companies. You should not consider Intelsat, Ltd. EBITDA or Intelsat, Ltd. EBITDA margin as an alternative to operating income or net loss or operating or net income (loss) margin, determined in accordance with GAAP, as an indicator of Intelsat’s operating performance, or as an alternative to cash flows from operating activities, determined in accordance with GAAP, as an indicator of cash flows or as a measure of liquidity.

INTELSAT, LTD.

UNAUDITED RECONCILIATION OF CASH FLOW FROM OPERATIONS TO

NEW BERMUDA ADJUSTED EBITDA AND SUB HOLDCO ADJUSTED EBITDA

($ in thousands)

			Combined
	Three Months Ended September 30, 2008	Three Months Ended September 30, 2009	Nine Months Ended September 30, 2008	Nine Months Ended September 30, 2009
Reconciliation of net cash provided by operating activities to net loss:
Net cash provided by operating activities	$386,928	$153,124	$687,497	$549,302
Depreciation and amortization	(217,285)	(199,991)	(642,680)	(611,079)
Impairment of asset value	—	—	(63,644)	(499,100)
Provision for doubtful accounts	2,275	(5,814)	5,287	(5,696)
Foreign currency transaction gain	148	1,985	2,024	4,804
Loss on disposal of assets	(153)	(3)	(199)	(2,561)
Share-based compensation expense	(27)	(3,001)	(199,544)	(24,037)
Deferred income taxes	6,685	10,735	18,699	55,295
Amortization of discount, premium and issuance costs	(50,164)	(31,351)	(167,657)	(93,226)
Interest paid-in-kind	(62,422)	(78,281)	(140,678)	(226,956)
Loss on early extinguishment of debt	—	—	—	(14,496)
Share in gain (loss) of unconsolidated affiliates	(17,487)	129	(17,262)	388
Unrealized gain (loss) on derivative financial instruments	(28,842)	(13,834)	35,531	64,478
Other non-cash items	613	536	(443)	294
Changes in operating assets and liabilities, net of effect of acquisition	(199,560)	71,490	(190,870)	117,928

Net loss attributable to Intelsat, Ltd.	(179,291)	(94,276)	(673,939)	(684,662)

Add (Subtract):
Interest expense, net	368,339	337,504	1,009,962	1,027,837
Loss on early extinguishment of debt	—	103	—	14,979
Provision for (benefit from) income taxes	16	(3,476)	9,208	(31,327)
Depreciation and amortization	217,285	199,991	642,680	611,079

Intelsat, Ltd. EBITDA	406,349	439,846	987,911	937,906

Add (Subtract):
Parent and intercompany expenses, net	4,237	3,279	10,508	9,083
EBITDA from unrestricted subsidiaries	—	(499)	—	(986)
Compensation and benefits	443	4,013	4,781	22,087
Transaction costs	—	—	313,102	—
Acquisition related expenses	2,312	5,797	7,929	17,391
Share in (gain) loss of unconsolidated affiliates	17,487	(129)	17,247	(388)
Impairment of asset value	—	—	63,644	499,100
(Gain) loss on derivative financial instruments	36,609	38,820	(19,820)	(5,303)
Non-recurring and other non-cash items	9,156	1,885	18,686	15,755
Satellite performance incentives	(2,578)	(2,120)	(8,476)	(6,602)

New Bermuda Adjusted EBITDA	474,015	490,892	1,395,512	1,488,043

New Bermuda Adjusted EBITDA Margin	79%	79%	79%	79%
Add (Subtract):
Intelsat Corp Adjusted EBITDA	(191,833)	(185,865)	(592,885)	(571,777)
Parent and intercompany expenses	576	(195)	777	193
Non-recurring intercompany expenses	—	—	34,991	—
Satellite performance incentives	2,578	2,120	8,476	6,602

Sub Holdco Adjusted EBITDA	$285,336	$306,952	$846,871	$923,061

Note:

Intelsat calculates a measure called New Bermuda Adjusted EBITDA, based on the term Adjusted EBITDA, as defined in the indenture governing Intelsat (Bermuda) Ltd.’s 11  1/2%/ 12  1/2% Senior PIK Election Notes due 2017. New Bermuda Adjusted EBITDA consists of Intelsat, Ltd. EBITDA as adjusted to exclude or include certain unusual items, certain other operating expense items and other adjustments permitted in calculating covenant compliance under this indenture as described in the table above. New Bermuda Adjusted EBITDA as presented above is calculated only with respect to Intelsat Bermuda and its subsidiaries. New Bermuda Adjusted EBITDA is a material component of certain ratios used in this indenture, such as the unsecured indebtedness leverage ratio and the secured indebtedness leverage ratio. New Bermuda Adjusted EBITDA Margin is defined as New Bermuda Adjusted EBITDA divided by Intelsat (Bermuda), Ltd. total revenue.

Intelsat also calculates a measure called Sub Holdco Adjusted EBITDA, based on the term Consolidated EBITDA, as defined in the Credit Agreement of Intelsat Subsidiary Holding Company, Ltd, (“Intelsat Sub Holdco”) dated as of July 3, 2006, as amended. Sub Holdco Adjusted EBITDA consists of EBITDA as adjusted to exclude certain unusual items, certain other operating expense items and other adjustments permitted in calculating covenant compliance under the Credit Agreement as described in the table above. Sub Holdco Adjusted EBITDA as presented above is calculated only with respect to Intelsat Sub Holdco and its subsidiaries. Sub Holdco Adjusted EBITDA is a material component of certain covenant ratios used in the Credit Agreement that apply to Intelsat Sub Holdco and its subsidiaries, such as the secured debt leverage ratio and total leverage ratio.

New Bermuda Adjusted EBITDA, Sub Holdco Adjusted EBITDA and New Bermuda Adjusted EBITDA Margin are not measures of financial performance under GAAP, and may not be comparable to similarly titled measures of other companies. You should not consider Sub Holdco Adjusted EBITDA, New Bermuda Adjusted EBITDA or New Bermuda Adjusted EBITDA Margin as alternatives to operating income or net loss or operating or net income (loss) margin, determined in accordance with GAAP, as indicators of Intelsat’s operating performance, or as alternatives to cash flows from operating activities, determined in accordance with GAAP, as indicators of cash flows or as measures of liquidity.

INTELSAT, LTD.

CONSOLIDATED BALANCE SHEETS

($ in thousands)

	As of December 31, 2008	As of September 30, 2009
		(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$470,211	$504,543
Receivables, net of allowance of $20,237 in 2008 and $23,217 in 2009	302,934	317,027
Deferred income taxes	48,623	47,803
Prepaid expenses and other current assets	56,883	38,740

Total current assets	878,651	908,113
Satellites and other property and equipment, net	5,339,671	5,422,488
Goodwill	6,774,334	6,774,334
Non-amortizable intangible assets	2,957,200	2,458,100
Amortizable intangible assets, net	1,124,275	1,014,871
Other assets	583,201	474,137

Total assets	$17,657,332	$17,052,043

LIABILITIES AND SHAREHOLDER’S EQUITY (DEFICIT)
Current liabilities:
Accounts payable and accrued liabilities	$125,310	$140,693
Employee related liabilities	49,184	37,489
Accrued interest payable	410,082	245,044
Current portion of long-term debt	99,358	97,785
Deferred satellite performance incentives	26,247	20,043
Deferred revenue	78,082	44,420
Other current liabilities	56,950	74,140

Total current liabilities	845,213	659,614
Long-term debt, net of current portion	14,773,975	15,087,524
Deferred satellite performance incentives, net of current portion	128,972	115,607
Deferred revenue, net of current portion	166,311	226,198
Deferred income taxes	562,742	531,913
Accrued retirement benefits	235,014	238,385
Other long-term liabilities	436,258	343,554
Noncontrolling interest	4,500	7,058
Shareholder’s equity (deficit):
Ordinary shares, 12,000 shares authorized, issued and outstanding	12	12
Paid-in capital	1,461,006	1,482,272
Accumulated deficit	(886,306)	(1,570,968)
Accumulated other comprehensive loss	(70,365)	(69,126)

Total shareholder’s equity (deficit)	504,347	(157,810)

Total liabilities and shareholder’s equity (deficit)	$17,657,332	$17,052,043

INTELSAT, LTD.

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

($ in thousands)

	Three Months Ended September 30, 2008	Three Months Ended September 30, 2009
Cash flows from operating activities:
Net loss	$(179,291)	$(94,276)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	217,285	199,991
Impairment of asset value	—	—
Provision for doubtful accounts	(2,275)	5,814
Foreign currency transaction gain	(148)	(1,985)
Loss on disposal of assets	153	3
Share-based compensation expense	27	3,001
Deferred income taxes	(6,685)	(10,735)
Amortization of bond discount, issuance costs and other non-cash items	50,164	31,351
Interest paid-in-kind	62,422	78,281
Share in (gains) losses of unconsolidated affiliates	17,487	(129)
Unrealized losses on derivative financial instruments	28,842	13,834
Other non-cash items	(613)	(536)
Changes in operating assets and liabilities:
Receivables	5,076	(4,216)
Prepaid expenses and other assets	18,575	8,456
Accounts payable and accrued liabilities	158,088	(68,009)
Deferred revenue	15,490	5,696
Accrued retirement benefits	311	1,221
Other long-term liabilities	2,020	(14,638)

Net cash provided by operating activities	386,928	153,124

Cash flows from investing activities:
Payments for satellites and other property and equipment (including capitalized interest)	(99,149)	(172,632)
Proceeds from sale of other property and equipment		8
Capital contributions to unconsolidated affiliates	(23,726)	(6,105)
Other investing activities	4,160	1,731

Net cash used in investing activities	(118,715)	(176,998)

Cash flows from financing activities:
Repayments of long-term debt	(1,795,825)	(24,981)
Proceeds from issuance of long-term debt	1,831,389	28,830
Proceeds from revolving credit facility	241,221	—
Debt issuance costs	(21,731)	—
Payment of premium on early retirement of debt	(17,796)	—
Principal payments on deferred satellite performance incentives	(9,917)	(4,554)
Principal payments on capital lease obligations	(2,250)	(92)

Net cash provided by (used in) financing activities	225,091	(797)

Effect of exchange rate changes on cash and cash equivalents	148	1,985

Net change in cash and cash equivalents	493,452	(22,686)
Cash and cash equivalents, beginning of period	162,667	527,229

Cash and cash equivalents, end of period	$656,119	$504,543

Supplemental cash flow information:
Interest paid, net of amounts capitalized	$96,191	$279,587
Income taxes paid	12,316	27,488
Supplemental disclosure of non-cash investing activities:
Accrued capital expenditures	$26,864	$11,240
Put option derivatives	—	(3,013)

INTELSAT, LTD.

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

($ in thousands)

	Predecessor Entity	Successor Entity	Combined	Successor Entity
	Period January 1 to January 31, 2008	Period February 1 to September 30, 2008	Nine Months Ended September 30, 2008	Nine Months Ended September 30, 2009
Cash flows from operating activities:
Net loss	$(311,861)	$(362,078)	$(673,939)	$(684,662)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	64,157	578,523	642,680	611,079
Impairment of asset value	—	63,644	63,644	499,100
Provision for doubtful accounts	3,922	(9,209)	(5,287)	5,696
Foreign currency transaction gain	(137)	(1,887)	(2,024)	(4,804)
Loss on disposal of assets	—	199	199	2,561
Share-based compensation expense	196,414	3,130	199,544	24,037
Deferred income taxes	(16,668)	(2,031)	(18,699)	(55,295)
Amortization of discount, premium, issuance costs and other non-cash items	6,494	161,163	167,657	93,226
Interest paid-in-kind	—	140,678	140,678	226,956
Loss on early extinguishment of debt	—	—	—	14,496
Share in (gains) losses of unconsolidated affiliates	—	17,262	17,262	(388)
Unrealized (gains) losses on derivative financial instruments	11,748	(47,279)	(35,531)	(64,478)
Other non-cash items	108	335	443	(294)
Changes in operating assets and liabilities, net of effect of acquisition:
Receivables	358	12,751	13,109	(19,789)
Prepaid expenses and other assets	(25,270)	8,996	(16,274)	17,952
Accounts payable and accrued liabilities	70,704	72,790	143,494	(124,784)
Deferred revenue	14,342	32,487	46,829	26,226
Accrued retirement benefits	78	969	1,047	3,372
Other long-term liabilities	5,230	(2,565)	2,665	(20,905)

Net cash provided by operating activities	19,619	667,878	687,497	549,302

Cash flows from investing activities:
Payments for satellites and other property and equipment (including capitalized interest)	(24,701)	(279,311)	(304,012)	(456,035)
Proceeds from sale of other property and equipment	—	—	—	686
Capital contribution to unconsolidated affiliates	—	(27,280)	(27,280)	(12,210)
Other investing activities	—	8,103	8,103	5,437

Net cash used in investing activities	(24,701)	(298,488)	(323,189)	(462,122)

Cash flows from financing activities:
Repayments of long-term debt	(168,847)	(6,253,931)	(6,422,778)	(458,184)
Proceeds from issuance of long-term debt	—	5,046,783	5,046,783	429,195
Proceeds from revolving credit facility	150,000	241,221	391,221	—
Debt issuance costs	—	(121,729)	(121,729)	(7,331)
Repayments of funding of capital expenditures by customer	—	(30,862)	(30,862)	—
Payment of premium on early retirement of debt	—	(88,104)	(88,104)	—
Principal payments on deferred satellite performance incentives	(1,333)	(18,579)	(19,912)	(19,569)
Principal payments on capital lease obligations	(2,124)	(4,594)	(6,718)	(1,763)

Net cash used in financing activities	(22,304)	(1,229,795)	(1,252,099)	(57,652)

Effect of exchange rate changes on cash and cash equivalents	137	1,887	2,024	4,804

Net change in cash and cash equivalents	(27,249)	(858,518)	(885,767)	34,332
Cash and cash equivalents, beginning of period	426,569	1,514,637	1,541,886	470,211

Cash and cash equivalents, end of period	$399,320	$656,119	$656,119	$504,543

Supplemental cash flow information:
Interest paid, net of amounts capitalized	$119,399	$501,316	$620,715	$803,269
Income taxes paid	4,028	29,903	33,931	43,279
Supplemental disclosure of non-cash investing activities:
Accrued capital expenditures	$13,363	$35,668	$49,031	$60,108
Put option derivatives	—	—	—	11,708

Note: The increase in cash and cash equivalents between the predecessor entity ending balance and the successor entity opening balance is due to approximately $1.1 billion in cash received in connection with the closing of the New Sponsors Acquisition Transactions

INTELSAT, LTD.

UNAUDITED RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES

TO FREE CASH FLOW FROM OPERATIONS

($ in thousands)

			Combined
	Three Months Ended September 30, 2008	Three Months Ended September 30, 2009	Nine Months Ended September 30, 2008	Nine Months Ended September 30, 2009
Net cash provided by operating activities	$386,928	$153,124	$687,497	$549,302
Payments for satellites and other property and equipment (including capitalized interest)	(99,149)	(172,632)	(304,012)	(456,035)

Free cash flow from (for) operations	$287,779	$(19,508)	$383,485	$93,267

Note:

Free cash flow from operations consists of net cash provided by operating activities, less payments for satellites and other property and equipment (including capitalized interest). Free cash flow from operations is not a measurement of cash flow under GAAP. Intelsat believes free cash flow from operations is a useful measure of financial performance that shows a company’s ability to fund its operations. Free cash flow from operations is used by Intelsat in comparing its performance to that of its peers and is commonly used by analysts and investors in assessing performance. Free cash flow from operations does not give effect to cash used for debt service requirements, and thus does not reflect funds available for investment or other discretionary uses. Free cash flow from operations is not a measure of financial performance under GAAP, and may not be comparable to similarly titled measures of other companies. You should not consider free cash flow from operations as an alternative to operating or net income, determined in accordance with GAAP, as an indicator of Intelsat’s operating performance, or as an alternative to cash flows from operating activities, determined in accordance with GAAP, as an indicator of cash flows or as a measure of liquidity.